Filed Pursuant to Rule 433

Registration No. 333-180289

November 14, 2014

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Barrier Leveraged Tracker Notes

}	Barrier Leveraged Tracker Notes linked to a basket consisting of the WisdomTree® India Earnings Fund, the iShares® MSCI Mexico Capped ETF, and the iShares® China Large-Cap ETF

}	Maturity of approximately three years

}	1.50x exposure to any positive return of the reference asset, subject to a maximum return of at least 40% (to be determined on the pricing date)

}	Full exposure to declines in the reference asset if the return is less than -15%

}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Barrier Leveraged Tracker Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-28 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-3 of the accompanying prospectus supplement and page S-2 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $940 and $980 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-28 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Barrier Leveraged Tracker Notes

Linked to a Basket Consisting of the WisdomTree® India Earnings Fund, the iShares® MSCI Mexico Capped ETF, and the iShares® China Large-Cap ETF

This free writing prospectus relates to a single offering of Barrier Leveraged Tracker Notes linked to the performance of the Reference Asset as indicated below.

Reference Asset	Basket Components	Tickers	Component Weighting
EPI/EWW/FXI Basket	WisdomTree® India Earnings Fund (“EPI")	EPI	1/3
	iShares® MSCI Mexico Capped ETF (“EWW”)	EWW	1/3
	iShares® China Large-Cap ETF (“FXI”)	FXI	1/3

Indicative Terms*

Principal Amount	$1,000 per Note
Term	Approximately three years
Barrier Amount	-15%
Upside Participation Rate	150%
Maximum Cap	At least 40%, to be determined on the Pricing Date
Payment at Maturity per Note

If the Reference Return is greater than zero, you will receive the lesser of:

(a) $1,000 + ($1,000 × Reference Return ×

Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Amount:

$1,000 (zero return).

If the Reference Return is less than the Barrier Amount:

$1,000 + ($1,000 × Reference Return). If the Reference Return is less than the Barrier Amount, you will lose some or all of your investment.

Reference Return	Final Value – Initial Value Initial Value
Initial Value	Set to 100 on the Pricing Date
Final Value	See page FWP-5
Pricing Date	November [ ], 2014
Trade Date	November [ ], 2014
Original Issue Date	November [ ], 2014
Final Valuation Date	November [ ], 2017
Maturity Date	November [ ], 2017
CUSIP/ISIN	40433BTV0/US40433BTV08

* As more fully described beginning on page FWP-4.

The Notes

The Barrier Leveraged Tracker Notes are designed for investors who believe the Reference Asset will appreciate over the term of the Notes. If the Reference Asset appreciates over the term of the Notes, you will realize a return equal to 150% of the Reference Asset’s appreciation (subject to the Maximum Cap). If the Reference Return is less than or equal to zero but greater than or equal to -15%, you will receive your principal amount. If the Reference Asset declines by more than 15%, you will lose 1% of your investment for every 1% decline in the Reference Asset.

The offering period for the Notes is through November [ ], 2014

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes reflecting the 150% (1.5x) Upside Participation Rate and the Barrier Amount of -15%, and assumes a Maximum Cap of 40%. The actual Maximum Cap will be determined on the Pricing Date.

Information about the Reference Asset

The following graph illustrates the hypothetical daily historical performance of the Reference Asset from February 25, 2008, the date when the EPI began trading, through November 12, 2014, based on information from the Bloomberg Professional® service, if the value of the Reference Asset was made to equal 100 on February 25, 2008. The hypothetical historical performance reflects the performance of the Reference Asset would have exhibited based on (i) the actual historical performance of the Basket Components and (ii) the assumption that no adjustment to the Official Closing Price occurred from February 25, 2008 through November 12, 2014 for any Basket Component. Neither the hypothetical historical performance of the Reference Asset nor the actual historical performance of the Basket Components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Reference Asset will result in the return of your initial investment. You may lose up to 100% of your investment.

For further information on each Basket Component, please see “Information Relating to the Wisdom Tree® India Earnings Fund,” “Information Relating to the iShares® MSCI Mexico Capped ETF,” and “Information Relating to the iShares® China Large-Cap ETF,” as applicable, on page FWP-14, FWP-17 and FWP-18, as applicable. We have derived all disclosure regarding the Basket Components from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Basket Components.

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HSBC USA Inc. Barrier Leveraged Tracker Notes

Linked to a Basket Consisting of the WisdomTree® India Earnings Fund, the iShares® MSCI Mexico Capped ETF, and the iShares® China Large-Cap ETF

This free writing prospectus relates to an offering of Barrier Leveraged Tracker Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the Notes and, if the Reference Return is less than the Barrier Amount, lose up to 100% of your principal.

This free writing prospectus relates to a single offering of Notes, linked to the performance of an equally weighted basket (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc., as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	EPI/EWW/FXI Basket
Basket Components:	Wisdom Tree® India Earnings Fund (“EPI”) iShares® iShares® MSCI Mexico Capped ETF (“EWW”) iShares® iShares® China Large-Cap ETF (“FXI”)
Component Weightings:	With respect to each Basket Component, 1/3.
Trade Date:	November [ ], 2014
Pricing Date:	November [ ], 2014
Original Issue Date:	November [ ], 2014
Final Valuation Date:	November [ ], 2017, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, and expected to be November [ ], 2017. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Upside Participation Rate:	150%
Maximum Cap:	At least 40%. The actual Maximum Cap will be determined on the Pricing Date.
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Amount, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Barrier Amount, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is less than 0%. If the Reference Return is less than the Barrier Amount, you will lose some or all of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Barrier Amount:	-15%

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Initial Value:	Set to 100 on the Pricing Date.
Final Value:	The Reference Asset Closing Value on the Final Valuation Date.
Reference Asset Closing Value:	On any scheduled trading day, the Reference Asset Closing Value will be calculated as follows: 100 × [1 + (sum of each Basket Component Return multiplied by its Component Weighting)]
Basket Component Return:	With respect to each Basket Component: Final Component Price - Initial Component Price Initial Component Price
Initial Component Price:	With respect to each Basket Component, its Official Closing Price on the Pricing Date.
Final Component Price:	With respect to each Basket Component, its Official Closing Price on the Final Valuation Date.
Official Closing Price:	With respect to each Basket Component, its closing price on any scheduled trading day as determined by the calculation agent based upon the price displayed on the relevant Bloomberg Professional® service page (with respect to the EPI, “EPI UP <EQUITY>”, with respect to the EWW, “EWW UP <EQUITY>”, and with respect to the FXI, “FXI UP <EQUITY>”), or on any successor page on the Bloomberg Professional® service or any successor service, as applicable. With respect to each Basket Component, its Official Closing Price will be subject to adjustment by the Calculation Agent as described under “Additional Terms of the Notes – Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
CUSIP/ISIN:	40433BTV0/US40433BTV08

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to a single offering of Notes, linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, page S-3 of the prospectus supplement and page S-2 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Amount, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Barrier Amount, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is less than 0%. If the Reference Return is less than the Barrier Amount, you will lose some or all of your investment.

Interest

The Notes will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuer

With respect to the EPI, WisdomTree Asset Management, Inc. is the reference issuer. With respect to the EWW and the FXI, iShares, Inc. is the reference issuer.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the value of the Reference Asset will increase over the term of the Notes.

}	You are willing to invest in the Notes based on the Maximum Cap indicated herein, which may limit your return at maturity. The actual Maximum Cap will be determined on the Pricing Date.

}	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis if the Reference Return is less than -15%.

}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You are willing to forgo dividends or other distributions paid to holders of the stocks held by the Basket Components or the Basket Components themselves, as applicable.

}	You do not seek current income from your investment.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}	You are unwilling to invest in the Notes based on the Maximum Cap indicated herein, which may limit your return at maturity. The actual Maximum Cap will be determined on the Pricing Date.

}	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis if the Reference Return is less than -15%.

}	You seek an investment that provides full return of principal.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on the stocks held by the Basket Components or the Basket Components themselves, as applicable.

}	You seek current income from your investment.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement and page S-2 of the ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any Basket Component or any of the stocks held by any Basket Component. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— General Risks Related to Index Funds” in the ETF Underlying Supplement;

}	“— Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and

}	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be fully exposed to the decline in the Final Value from the Initial Value if the Reference Return is less than the Barrier Amount of
-15%. Accordingly, if the Reference Return is less than -15%, your Payment at Maturity will be less than the Principal Amount. You may lose up to 100% of your investment at maturity if the Reference Return is negative.

The appreciation on the Notes is limited by the Maximum Cap.

You will not participate in any appreciation in the value of the Reference Asset, after multipled by the Upside Participation Rate, beyond the Maximum Cap. The Maximum Cap (to be determined on the Pricing Date) will be at least 40%. You will not receive a return on the Notes greater than the Maximum Cap.

The amount payable on the Notes is not linked to the prices of the Basket Components at any time other than on the Final Valuation Date.

The Final Value will be based on the Official Closing Prices of the Basket Components on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the prices of the Basket Components appreciate during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than their respective Initial Component Prices, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the prices of the Basket Components prior to such decrease. Although the actual prices of the Basket Components on the Maturity Date or at other times during the term of the Notes may be higher than their respective Final Component Prices, the Payment at Maturity will be based solely on the Official Closing Prices of the Basket Components on the Final Valuation Date.

Change in the price of one or more Basket Components may be offset by change in the prices of the other Basket Components.

A change in the price of one or more Basket Components on the Final Valuation Date may not correlate with change in the prices of the other Basket Components. The price of one or more Basket Components may increase, while the prices of the other Basket Components may not increase as much, or may even decrease. Therefore, in calculating the price of the Reference Asset, increases in the price of one or more Basket Components may be moderated, or wholly offset, by lesser increases or decreases in the prices of the other Basket Components.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

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Changes that affect the Basket Components or the underlying indices may affect the price of that Basket Component and the market value of the Notes and the amount you will receive at maturity.

The policies of a reference issuer or the sponsor of the relevant underlying index, concerning additions, deletions and substitutions of the constituents comprising the relevant Basket Component or its underlying index, as applicable, and the manner in which the reference issuer or the index sponsor takes account of certain changes affecting those constituents, may affect the price of that Basket Component. The policies of a reference issuer or an index sponsor with respect to the calculation of the relevant Basket Component or its underlying index, as applicable, could also affect the price of that Basket Component. A reference issuer or an index sponsor may discontinue or suspend calculation or dissemination of the relevant Basket Component or its underlying index, as applicable. Any such actions could affect the value of the Reference Asset and the value of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately seven months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

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The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Risks associated with non-U.S. companies.

The prices of the EPI, the EWW, and the FXI depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EPI, the EWW, or the FXI and, as a result, the value of your Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are held by the EPI, the EWW and the FXI are traded in currencies other than U.S. dollars, and your securities are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the price of the EPI, the EWW, or the FXI, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

There are risks associated with emerging markets.

An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Value. We cannot predict the Final Value of the Reference Asset or the Official Closing Price of any Basket Component. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

}	Principal Amount:	$1,000
}	Hypothetical Maximum Cap:	40% (The actual Maximum Cap will be determined on the Pricing Date and will be at least 40%)
}	Barrier Amount:	-15%
}	Upside Participation Rate:	150%

Hypothetical Reference Return	Hypothetical Final Settlement Value	Hypothetical Return on the Notes
100.00%	$1,400.00	40.00%
80.00%	$1,400.00	40.00%
60.00%	$1,400.00	40.00%
40.00%	$1,400.00	40.00%
26.67%	$1,400.00	40.00%
20.00%	$1,300.00	30.00%
10.00%	$1,150.00	15.00%
5.00%	$1,075.00	7.50%
2.00%	$1,030.00	3.00%
1.00%	$1,015.00	1.50%
0.00%	$1,000.00	0.00%
-1.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-40.00%	$600.00	-40.00%
-60.00%	$400.00	-60.00%
-80.00%	$200.00	-80.00%
-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Return is 2.00%.

Reference Return:	2.00%
Final Settlement Value:	$1,030.00

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,030.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 2.00% × 150%)

= $1,030.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 150% when such Reference Return is positive and, as multiplied by the Upside Participation Rate, equal to or less than the Maximum Cap.

Example 2: The Reference Return is 40.00%.

Reference Return:	40.00%
Final Settlement Value:	$1,400.00

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,400.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 40.00%)

= $1,400.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and such Reference Return multiplied by 150% exceeds the Maximum Cap.

Example 3: The Reference Return is -5.00%.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than zero but greater than the Barrier Amount of -15%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 3 shows that you will receive the return of your principal investment where the value of the Reference Asset declines by no more than 15% over the term of the Notes.

Example 4: The Reference Return is -60.00%.

Reference Return:	-60.00%
Final Settlement Value:	$400.00

Because the Reference Return is less than the Barrier Amount of -15%, the Final Settlement Value would be $400.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -60.00%)

= $400.00

Example 4 shows that you are fully exposed on a 1-to-1 basis to declines in the value of the Reference Asset if the Reference Return is less than the Barrier Amount of -15%. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT.

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INFORMATION RELATING TO THE THE WISDOMTREE® INDIA EARNINGS FUND

We have derived all information contained in this free writing prospectus regarding this index fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, the WisdomTree Trust (“WTT”). We have not independently verified the accuracy or completeness of the information derived from these public sources. The index fund is an investment portfolio maintained and managed by WTT. Wisdom Tree Asset Management, Inc. (“WTAM”) is currently the investment adviser to the index fund, and Mellon Capital Management Corporation is the sub-adviser to the index fund. The index fund is an exchange traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”

WTT is a registered investment company that consists of numerous separate investment portfolios, including the index fund. Information provided to or filed with the SEC by WTT under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in this free writing prospectus.

Investment Objective and Strategy

The index fund is an exchange-traded fund that seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index (the “underlying index”). The underlying index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance. The inception date of the underlying index was December 3, 2007. The level of the underlying index is reported by Bloomberg L.P. under the ticker symbol “MVIDX.”

The index fund pursues a “passive” or indexing approach in attempting to track the performance of the underlying index. The index fund attempts to invest all, or substantially all, of its assets in the common stocks that make up the underlying index. The index fund generally uses a “representative sampling” strategy to achieve its investment objective, meaning that it generally will invest in a sample of the securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the underlying index as a whole.

Under normal circumstances, at least 95% of the index fund’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the underlying index. To the extent that the underlying index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the index fund will concentrate its investments to approximately the same extent as the underlying index.

The Underlying Index

The underlying index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.

The underlying index consists only of companies that:

•	are incorporated in India;

•	are listed on a major stock exchange in India;

•	have generated at least $5 million in earnings in their fiscal year prior to the annual index rebalance;

•	have a market capitalization of at least $200 million on the annual index rebalance;

•	have an average daily dollar trading volume of at least $200,000 for each of the six months prior to the annual index rebalance;

•	have traded at least 250,000 shares per month for each of the six months prior to the annual index rebalance; and

•	have a price to earnings ratio (“P/E ratio”) of at least 2 as of the annual index rebalance.

Companies are weighted in the underlying index based on reported net income in their fiscal year prior to the annual index rebalance. The reported net income number is then multiplied by a second factor developed by Standard & Poor’s called the “Investability Weighting Factor” (“IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. The product of the reported net income and IWF is known at the “Earnings Factor.” Companies are weighted by the proportion of each individual earnings factor relative to the sum of all earnings factors within the underlying index.

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Notwithstanding the criteria used to determine and calculate the underlying index, no assurances can be given that the underlying index will have a positive return during the term of the Notes.

The maximum weight of any one sector in the underlying index, at the time of the underlying index’s annual rebalance, is capped at 25%. In response to market conditions, sector weights may fluctuate above 25% between annual index rebalance dates.

WisdomTree Investments, Inc. (“WTI”), as index provider, currently uses Standard & Poor’s Global Industry Classification Standards to define companies in each sector of the underlying index. The following sectors are included in the underlying index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities. A sector is comprised of multiple industry groups. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

As of November 12, 2014, there were 283 components in the underlying index, with a total index market capitalization of $1.28 trillion. As of November 12, 2014, 64.13% of the weight of the index consisted of securities with market capitalizations of over $10 billion, 24.49% of the underlying index consisted of securities with market capitalizations of between $2 and $10 billion, and 11.39% of the underlying index consisted of companies with market capitalizations of less than $2 billion. Set forth in the table below are the top ten components of the underlying index by weight, as of November 12, 2014:

Component	Weight
1. Reliance Industries Ltd	8.35%
2. Infosys Technology	7.85%
3. Housing Development Finance Co	6.84%
4. ICICI Bank Ltd	4.66%
5. Oil & Natural Gas Corp Ltd	4.03%
6. Tata Consultancy Services Ltd	3.61%
7. Tata Motors Ltd	3.40%
8. State Bank of India Ltd	2.34%
9. NTPC Ltd	2.23%
10. Cairn India Ltd	1.97%

Set forth in the table below are the industry groups of the underlying index by weight, as of November 12, 2014.

Industry Group	Weight
1. Banks	19.51%
2. Energy	18.06%
3. Software & Services	17.35%
4. Automobiles & Components	7.75%
5. Materials	7.64%
6. Utilities	5.92%
7. Diversified Financials	5.91%
8. Capital Goods	4.27%
9. Pharmaceuticals, Biotechnology & Life Sciences	4.21%
10. Food Beverage & Tobacco	2.41%

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Historical Performance of the EPI

The following graph sets forth the historical performance of the EPI based on the daily historical closing prices from February 25, 2008, the date when this Basket Component began trading, through November 12, 2014. The closing price for the EPI on November 12, 2014 was $23.23. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the EPI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the EPI the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High (Intraday)	Quarterly Low (Intraday)	Quarterly Close
2/25/2008*	3/31/2008	$26.27	$21.00	$22.82
4/1/2008	6/30/2008	$25.65	$18.06	$18.22
7/1/2008	9/30/2008	$21.98	$14.42	$15.97
10/1/2008	12/31/2008	$16.06	$8.74	$11.35
1/1/2009	3/31/2009	$12.21	$8.82	$10.94
4/1/2009	6/30/2009	$19.15	$11.08	$17.35
7/1/2009	9/30/2009	$21.10	$15.63	$21.03
10/1/2009	12/31/2009	$22.47	$18.88	$22.07
1/1/2010	3/31/2010	$23.49	$19.78	$23.33
4/1/2010	6/30/2010	$24.34	$11.63	$22.75
7/1/2010	9/30/2010	$26.60	$22.49	$26.37
10/1/2010	12/31/2010	$28.71	$24.28	$26.39
1/1/2011	3/31/2011	$26.72	$21.73	$24.79
4/1/2011	6/30/2011	$25.58	$22.10	$23.96
7/1/2011	9/30/2011	$24.47	$18.04	$18.15
10/1/2011	12/30/2011	$20.72	$15.45	$15.60
1/1/2012	3/30/2012	$21.59	$16.12	$19.28
4/1/2012	6/29/2012	$19.70	$15.42	$17.23
7/1/2012	9/28/2012	$19.01	$16.27	$18.94
10/1/2012	12/31/2012	$19.90	$17.56	$19.37
1/1/2013	3/28/2013	$20.50	$17.66	$17.97
4/1/2013	6/28/2013	$19.18	$15.37	$16.16
7/1/2013	9/30/2013	$16.90	$12.99	$15.32
10/1/2013	12/31/2013	$17.74	$15.34	$17.44
1/1/2014	3/31/2014	$19.04	$15.71	$18.96
4/1/2014	6/30/2014	$23.47	$18.73	$22.47
7/1/2014	9/30/2014	$23.63	$21.53	$21.91
10/1/2014	11/12/2014**	$23.31	$21.13	$23.23

* This Basket Component began trading publicly on February 25, 2008. As a result, there is limited trading information for the first quarter of 2008 and no trading information prior to that date.

** This free writing prospectus includes information for the fourth calendar quarter of 2014 for the period from October 1, 2014 through November 12, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

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INFORMATION RELATING TO THE ISHARES® MSCI MEXICO CAPPED ETF AND THE ISHARES® CHINA LARGE-CAP ETF

We have derived all information contained in this document regarding the index funds, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by iShares®, Inc. (“iShares”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. The index funds are investment portfolios maintained and managed by iShares and advised by BlackRock Fund Advisors (“BFA”). iShares is a registered investment company that consists of numerous separate investment portfolios, including the index funds.

iShares consists of numerous separate investment portfolios (the “iShares® Funds”), including the index funds, which seek investment results that correspond generally to the price and yield performance, before fees and expenses, of their respective underlying indices (the MSCI Mexico IMI 25/50 Index and the FTSE China 50 Index, each an “Underlying Index”). These index funds typically earn income from dividends on securities included in their respective underlying indices. These amounts, net of expenses and taxes (if applicable), are passed along to these index funds’ shareholders as “ordinary income.” In addition, these index funds realize capital gains or losses whenever they sell securities. Net long term capital gains are distributed to shareholders as “capital gain distributions.” However, because the securities are linked only to the share price of the relevant index fund, you will not be entitled to receive income, dividend, or capital gain distributions from these index funds or any equivalent payments.

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. We make no representation or warranty as to the accuracy or completeness or such information. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of securities, you should undertake an independent investigation of the relevant index fund, as in your judgment is appropriate to make an informed decision with respect to an investment linked to such index fund.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock®. The securities are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the index fund or any of the iShares® Funds.

The iShares® MSCI Mexico Capped ETF

Investment Objective and Strategy. The EWW tracked the MSCI Mexico Investable Market Index until February 11, 2013, when it began to track the MSCI Mexico IMI 25/50 Index, its Underlying Index. Accordingly, the EWW’s prices prior to that date may be of little importance in evaluating its future performance. This index fund trades on NYSE Arca under the ticker symbol “EWW.”

The EWW uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track its Underlying Index. The EWW will at all times invest at least 80% of its assets in the securities of its Underlying Index and depository receipts representing securities in its Underlying Index, and may invest the remainder of its assets in securities that are not in its Underlying Index, but which BFA believes will help the EWW track the index. The EWW also may participate in other investments, including futures contracts, options on futures contracts, options and swaps related to its Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling. The EWW pursues a “representative sampling” strategy in attempting to track the performance of its Underlying Index, and generally does not hold all of the equity securities that comprise the index. The EWW invests in a representative sample of securities, which collectively have a similar investment profile as its Underlying Index. The securities selected have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of its Underlying Index.

Correlation. The Underlying Index is a theoretical financial calculation, while the EWW is an actual investment portfolio. The performance of the EWW and its Underlying Index will vary somewhat due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between EWW’s portfolio and its Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to EWW but not to its Underlying Index or to the use of representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” BFA expects that over time, the EWW’s tracking error will not exceed 5%. The EWW, which uses a representative sampling strategy, can be expected to have a greater tracking error than a fund using a replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in that underlying index.

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Industry Concentration Policy. The EWW will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that its Underlying Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Description of the MSCI Mexico IMI 25/50 Index

We have derived all information in this document regarding the Underlying Indices, including, without limitation, their make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”) or any of its affiliates (the “Index Sponsor”). The Index Sponsor owns the copyright and all other rights to the Underlying Indices. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Underlying Indices. We have not independently investigated the accuracy or completeness of such information.

The MSCI Mexico IMI 25/50 Index is an index created by applying the weight constraints described below to the MSCI Mexico Investable Market Index. The MSCI Mexico IMI 25/50 Index is calculated daily in the Mexican peso and published in real time every 15 seconds during market trading hours.

Objectives and Guiding Principles Underlying the MSCI 25/50 Indices

Under current regulations, a fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a “regulated investment company” or “RIC.” More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the fund should not exceed 50% of the fund’s total assets. The MSCI 25/50 Indices take into account these investments limits, offering a benchmarking alternative for RIC compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices from underlying non constrained indices.

Reflecting the 25% and 50% concentration constraints. Ensuring timely and on-going reflection of the constraints requires an MSCI 25/50 Index to be rebalanced periodically. The MSCI 25/50 Indices are rebalanced in February, May, August and November.

Minimizing tracking error to the Parent Index. MSCI seeks to achieve this by rebalancing an MSCI 25/50 Index using an optimization process that aims to minimize the constituent weight differences between that MSCI 25/50 Index and the relevant parent index. The active risk or the tracking error of an MSCI 25/50 Index versus the relevant parent index is measured as the distance between the constituent weights of that MSCI 25/50 Index and the relevant parent index.

Constructing and Rebalancing the MSCI 25/50 Indices

The MSCI 25/50 Index methodology follows a portfolio optimization framework. The Barra Optimizer is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the relevant parent index. The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.

Minimizing transaction cost. A transaction cost is applied as a proxy for index turnover on rebalancing from each MSCI 25/50 Index.

Minimum weight of constituents. The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the relevant parent index.

Buffer Rules. A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short term market movements between two quarterly rebalancing. As a result, at the point of constructing or rebalancing the MSCI 25/50 Indices, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

Maintenance Rules

Quarterly Index Reviews. The MSCI 25/50 Indices are rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of their parent indices. The MSCI 25/50 Indices are in general rebalanced five business days before the effective date. The changes resulting from the rebalancing are announced on the same day. In case a pro forma MSCI 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI 25/50 Index will be announced.

At each rebalancing, a constraint factor is calculated for each constituent of each MSCI 25/50 Index. The constraint factor is defined as the weight in the applicable MSCI 25/50 Index at the time of the rebalancing divided by the weight in the relevant parent index. The

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constraint factor as well as the constituents of each MSCI 25/50 Index remains constant between index reviews except in case of corporate events.

Ongoing Event Related Changes. A security added to a parent index following a corporate event is added to the relevant MSCI 25/50 Index with an estimated capped weight, without rebalancing of the MSCI 25/50 index.

In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the relevant MSCI 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to a parent index, it will be added to the relevant MSCI 25/50 Index with the same constraint factor as the parent security.

The deletion of a constituent from a parent index following a corporate event triggers its deletion from the relevant MSCI 25/50 Index without rebalancing of that MSCI 25/50 Index.

The addition of a newly eligible security in a parent index — for example, an early inclusion of a large initial public offering, or a security migrating to that parent index from another size segment — will result in the inclusion of that security in the relevant MSCI 25/50 Index and consequently trigger the full rebalancing of that MSCI 25/50 Index.

Issuer Concentration Issues. A minimum of 15 issuers in the relevant parent index is required at any point in time for an MSCI 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply certain adjustments.

An MSCI 25/50 Index will need to be discontinued if the number of issuers decreases to less than 12, as mathematically no solution can satisfy the 25% and 50% constraints. MSCI will however temporarily maintain the MSCI 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to that MSCI 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews.

In the event that no securities are eligible for temporary addition to the relevant MSCI 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation.

The MSCI Mexico Investable Market Index

The MSCI Mexico Investable Market Index is a free float-adjusted market capitalization index of securities listed on the Mexican Stock Exchange. Component companies must meet objective criteria for inclusion in the MSCI Mexico Investable Market Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Mexico Investable Market Index is calculated daily in the local currencies and published in real time every 15 seconds during market trading hours.

Please refer to “The iShares® MSCI Mexico Investable Market Index Fund—Description of the MSCI Mexico Investable Market Index” in the ETF Underlying Supplement for more information relating to the calculation and maintenance of the MSCI Mexico IMI 25/50 Index. For these purposes, the MSCI Mexico IMI 25/50 Index is deemed to be included in the MSCI Mexico Investable Market Index described in the ETF Underlying Supplement.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;
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•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts in some countries are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe.

The investability screens used to determine the investable equity universe in each market are as follows:

•	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•	EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.
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Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size-segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)  Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)  Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)  Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the index or any successor to the index. MSCI does not guarantee the accuracy or the completeness of the index, or any data included in the index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index, or the manner in which the index is applied in determining the amount payable on the securities at maturity.

The iShares® China Large-Cap ETF

Investment Objective and Strategy. The FXI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of 50 of the largest and most liquid Chinese companies that publicly trade on the HKSE and are available to international investors, as measured by the FTSE China 50 Index.

The FXI uses a representative sampling strategy to track the FTSE China 50 Index, which is the underlying index of the FXI. The FXI generally invests at least 90% of its assets in securities of the FTSE China 50 Index and in depositary receipts representing securities of the FTSE China 50 Index. In addition, in order to improve its portfolio liquidity and its ability to track the FTSE China 50 Index, the FXI may invest up to 10% of its assets in futures contracts, options on futures contracts, other types of options, and swaps related to the FTSE China 50 Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates.

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Representative Sampling

The FXI pursues a “representative sampling” strategy in attempting to track the performance of the FTSE China 50 Index, and generally does not hold all of the equity securities included in the FTSE China 50 Index. The FXI invests in a representative sample of securities in the FTSE China 50 Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the FTSE China 50 Index. On September 22, 2014, the FTSE expanded the underlying FTSE China 25 Index to become a 50 stock index. The underlying index was concurrently renamed the FTSE China 50 Index. On July 1, 2013, the name of the fund changed from the iShares FTSE China 25 Index Fund to the iShares China Large-Cap ETF.

Correlation

The FTSE China 50 Index is a theoretical financial calculation, while the FXI is an actual investment portfolio. The performance of the FXI and the FTSE China 50 Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The FXI, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the FTSE China 50 Index.

Industry Concentration Policy

The FXI will concentrate its investments to approximately the same extent that the FTSE China 50 Index concentrates in a particular industry or group of industries. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

The FTSE China 50 Index

The FTSE China 50 Index is a stock index calculated, published and disseminated by FTSE, and is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE China 50 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 50 largest and most liquid Chinese stocks (called “H” shares and “Red Chip” shares), listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. “Red Chip” shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. Both “H” shares and “Red Chip” shares are quoted and traded in Hong Kong Dollars and are available only to international investors, who are not citizens of the People’s Republic of China. The FTSE/Xinhua China 25 Index is reported by Bloomberg L.P. under the ticker symbol “XIN0I.”

Computation of the Index

The FTSE China 50 Index is calculated using the free float index calculation methodology of the FTSE Group. The index is calculated using the following algorithm:

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security’s home currency into the index’s base currency, s is the number of shares of the security in issue, f is the investability weighting factor (this factor is published by the FTSE for each security in the underlying index) adjusted in accordance with the policies of FTSE, c is the capping factor published by FTSE at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

Following a free float methodology change that went into effect in March of 2013, FTSE will use actual free float as opposed to the previous free float banding structure. At initial implementation, the free float moved to actual float (rounded up to the nearest 1%) unless the actual float was within a 3% buffer of the constituent’s previous banded float. Subsequent changes to free float will be made at the quarterly reviews if the rounded free float moves to more than 3 percentage points above or below the existing rounded free float.

The FTSE China 50 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, free float restrictions include: (i) shares held by Sovereign Wealth Funds where each holding is 10% or greater, (ii) shares held by directors, senior executives and managers of the company, and by their family and direct relations, (iii) shares held within employee share plans, (iv) shares directly owned by governments, (v) shares held by public

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companies or non-listed subsidiaries of public companies, (vi) shares held by founders, promoters, former directors of venture capital and/or private equity firms, private companies and individuals (including employees) where the holding is 10% or greater, (vii) shares held for publicly announced strategic reasons, (viii) shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted, (ix) portfolio investments subject to lock-in clauses (for the duration of the clause), and (x) foreign ownership limits. Free float restrictions are calculated using available published information. For Equity Shares of companies which have been admitted to the Index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Companies with a free float of 5% or below are not eligible for inclusion in the index.

Following the application of an initial free float restriction, a constituent’s free float will only be changed if its rounded free float moves to more than 3 percentage points above or below the existing rounded free float. Where a company’s actual free float moves to above 99%, it will not be subject to the 3 percentage points threshold and will be rounded to 100%. A constituent with a free float of 15% or below will not be subject to the 3 percentage points threshold. Foreign ownership limits, if any, are applied after calculating the actual free float restriction. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied. The FTSE China 50 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE China 50 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in March, June, September and December. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE China 50 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event. Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE China 50 Index if it considers that an “accurate and reliable” price is not available. The FTSE China 50 Index uses the last trade prices from the relevant stock exchanges, when available.

Liquidity. Securities in the FTSE China 50 Index will be reviewed annually for liquidity. An existing constituent failing to trade at least 0.04% of its shares in issue, after the application of any free float restrictions, per month for at least eight of the twelve months prior to the full market review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

New Issues. New issues which do not have a twelve month trading record must have a minimum trading record of at least three months prior to the date of the review and turnover of a minimum of 0.05% of their shares in issue, after the application of any free float restrictions, per month in each month since their listing, except in certain circumstances. A non-constituent which does not turn over at least 0.05% of their shares in issue, after the application of any free float restrictions, based on their median daily trade per month in ten of the twelve months prior to a full market review, will not be eligible for inclusion in the index.

The FTSE China 50 Index, like other indices of FXI, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE China 50 Index.

The Stock Exchange of Hong Kong Ltd.

Trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”) is fully electronic through an Automatic Order Matching and Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 3:55 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 3:55 a.m., Eastern Daylight Savings Time. Using the last reported closing prices of the stocks underlying the FTSE China 50 Index on the HKSE, the closing level of the FTSE China 50 Index on any such trading day generally will be calculated, published and disseminated by the NYSE Euronext in the United States shortly before the opening of trading on the NYSE Euronext in New York on the same calendar day.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a

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manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer suitable for listing, or becomes a “cash” company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the FTSE China 50 Index may be limited by suspension of trading of individual stocks which comprise the FTSE China 50 Index which may, in turn, adversely affect the value of the Notes.

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Historical Performance of the EWW

The following graph sets forth the historical performance of the EWW based on the daily historical closing prices from January 1, 2008 through November 12, 2014. The closing price for the EWW on November 12, 2014 was $66.03. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the EWW should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the EWW the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High (Intraday)	Quarterly Low (Intraday)	Quarterly Close
1/1/2008	3/31/2008	$59.56	$47.41	$58.96
4/1/2008	6/30/2008	$63.17	$56.10	$56.81
7/1/2008	9/30/2008	$56.18	$43.01	$46.56
10/1/2008	12/31/2008	$46.71	$23.20	$32.19
1/1/2009	3/31/2009	$35.08	$21.47	$27.04
4/1/2009	6/30/2009	$37.89	$26.83	$36.77
7/1/2009	9/30/2009	$45.81	$33.96	$43.58
10/1/2009	12/31/2009	$51.56	$41.46	$48.76
1/1/2010	3/31/2010	$53.43	$44.62	$53.25
4/1/2010	6/30/2010	$58.86	$45.09	$47.78
7/1/2010	9/30/2010	$53.55	$46.45	$52.87
10/1/2010	12/31/2010	$61.90	$53.25	$61.79
1/1/2011	3/31/2011	$63.33	$57.92	$62.72
4/1/2011	6/30/2011	$64.51	$58.65	$62.43
7/1/2011	9/30/2011	$63.43	$46.71	$48.86
10/1/2011	12/30/2011	$57.73	$46.56	$53.65
1/1/2012	3/30/2012	$62.62	$53.83	$62.39
4/1/2012	6/29/2012	$63.62	$53.38	$61.33
7/1/2012	9/28/2012	$66.26	$60.07	$65.26
10/1/2012	12/31/2012	$71.39	$62.83	$70.39
1/1/2013	3/28/2013	$74.85	$69.39	$74.44
4/1/2013	6/28/2013	$76.64	$57.60	$65.07
7/1/2013	9/30/2013	$70.49	$60.61	$63.76
10/1/2013	12/31/2013	$68.72	$61.65	$68.00
1/1/2014	3/31/2014	$67.49	$58.84	$63.95
4/1/2014	6/30/2014	$68.27	$62.60	$67.81
7/1/2014	9/30/2014	$73.11	$67.15	$68.73
10/1/2014	11/12/2014*	$69.35	$63.66	$66.03

* This free writing prospectus includes information for the fourth calendar quarter of 2014 for the period from October 1, 2014 through November 12, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

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Historical Performance of the FXI

The following graph sets forth the historical performance of the FXI based on the daily historical closing prices from January 1, 2008 through November 12, 2014. The closing price for the FXI on November 12, 2014 was $39.45. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the FXI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the FXI the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High (Intraday)	Quarterly Low (Intraday)	Quarterly Close
1/1/2008	3/31/2008	$60.02	$39.95	$45.05
4/1/2008	6/30/2008	$54.99	$43.00	$43.83
7/1/2008	9/30/2008	$47.74	$30.45	$34.47
10/1/2008	12/31/2008	$34.58	$19.35	$29.18
1/1/2009	3/31/2009	$32.19	$22.70	$28.52
4/1/2009	6/30/2009	$40.76	$28.27	$38.37
7/1/2009	9/30/2009	$44.16	$35.73	$40.94
10/1/2009	12/31/2009	$46.66	$39.09	$42.27
1/1/2010	3/31/2010	$44.57	$36.65	$42.10
4/1/2010	6/30/2010	$44.60	$36.25	$39.13
7/1/2010	9/30/2010	$43.03	$38.60	$42.82
10/1/2010	12/31/2010	$47.99	$41.92	$43.09
1/1/2011	3/31/2011	$45.00	$40.80	$44.96
4/1/2011	6/30/2011	$46.40	$40.35	$42.95
7/1/2011	9/30/2011	$43.40	$30.82	$30.83
10/1/2011	12/30/2011	$39.01	$28.61	$34.87
1/1/2012	3/30/2012	$40.74	$34.99	$36.63
4/1/2012	6/29/2012	$38.58	$31.63	$33.67
7/1/2012	9/28/2012	$35.68	$31.81	$34.61
10/1/2012	12/31/2012	$40.48	$34.71	$40.48
1/1/2013	3/28/2013	$41.96	$35.95	$36.90
4/1/2013	6/28/2013	$38.66	$31.36	$32.52
7/1/2013	9/30/2013	$39.23	$31.44	$37.08
10/1/2013	12/31/2013	$40.32	$36.10	$38.35
1/1/2014	3/31/2014	$37.78	$32.58	$35.78
4/1/2014	6/30/2014	$38.32	$34.27	$37.04
7/1/2014	9/30/2014	$42.56	$37.19	$38.28
10/1/2014	11/12/2014*	$40.11	$36.73	$39.45

* This free writing prospectus includes information for the fourth calendar quarter of 2014 for the period from October 1, 2014 through November 12, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

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THE EPI/EWW/FXI BASKET

The following graph illustrates the hypothetical daily historical performance of the EPI/EWW/FXI Basket from February 25, 2008, the date when the EPI began trading, through November 12, 2014 based on information from the Bloomberg Professional® service, if the value of the Reference Asset was made to equal 100 on February 25, 2008. The hypothetical historical performance reflects the performance the Reference Asset would have exhibited based on (i) the actual historical performance of the Basket Components and (ii) the assumption that no adjustment to the Official Closing Price occurred from February 25, 2008 through November 12, 2014 for any Basket Component. Neither the hypothetical historical performance of the Reference Asset nor the actual historical performance of the Basket Components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Reference Asset will result in the return of your initial investment. You may lose up to 100% of your investment.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Basket Component on that scheduled trading day, then the accelerated Final Valuation Date for that Basket Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Basket Component on the scheduled trading day immediately preceding the date of acceleration, the determination of that Basket Component’s relevant prices will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Basket Component occurring on that date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in

FWP-28

which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EPI, EWW, and FXI (the “Underlying Shares”) included in the Reference Asset). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Note at fair market value and sold them at fair market value on the Maturity Date (if the Note was held until the Maturity Date) or on the date of sale or exchange of the Note (if the Note was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note).

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note linked to the Reference Asset will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the relevant Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the relevant Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the relevant portion of the “issue price” of the Note and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) generally apply to payments made after June 30, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Barrier Leveraged Tracker Notes Linked to a Basket Consisting of the WisdomTree® India Earnings Fund, the iShares® MSCI Mexico Capped ETF, and the iShares® China Large-Cap ETF

November 14, 2014

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the WisdomTree® India Earnings Fund	FWP-14
Information Relating to the iShares® MSCI Mexico Capped ETF
and the iShares® China Large-Cap ETF	FWP-17
The EPI/EWW/FXI Basket	FWP-27
Events of Default and Acceleration	FWP-28
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-28
U.S. Federal Income Tax Considerations	FWP-28

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The SPDR S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector SPDR® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select SPDR® Fund	S-47
The Health Care Select SPDR® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60